Exhibit 10.3

AMENDMENT TO ADVANCE FORMULA AGREEMENT

THIS AMENDMENT TO ADVANCE FORMULA AGREEMENT, dated as of October 29, 2009, by and between Manitex LiftKing, ULC, an Alberta corporation (“Company”), and Comerica Bank, a Texas banking association, of Detroit, Michigan (“Bank”).

WITNESSETH:

WHEREAS, said parties desire to amend that certain Advance Formula Agreement between Company and Bank dated January 26, 2009 (as amended, “AFA”);

NOW, THEREFORE, it is agreed as follows:

1.	Sections 2(b) and (c) of the AFA are amended to read as follows:

“(b) The lesser of (i) the Work In Process Advance Rate of its Eligible Inventory (as hereinafter defined) which is properly classified under GAAP as work-in-process Inventory, or (ii) the Work In Process Inventory Cap; plus

(c) the lesser of (i) fifty percent (50%) of its Eligible Inventory (as hereinafter defined), or (ii) Three Million Five Hundred Thousand Canadian Dollars (CDN $3,500,000).”

2.	The following language is added to the end of Section 15 of the AFA:

“Work-In-Process Advance Rate” shall mean thirty-five percent (35%) until January 31, 2010, and thirty percent (30%) thereafter.

“Work-In-Process Inventory Cap” shall mean Nine Hundred Thousand Canadian Dollars (CDN $900,000) until January 31, 2010, and Five Hundred Thousand Canadian Dollars (CDN $500,000) at all times thereafter.

This Amendment shall be effective as of the date hereof. Except as modified hereby, all of the terms and conditions of the AFA shall remain in full force and effect.

This Amendment may be executed in counterparts, of which this is one, all of which shall constitute one and the same instrument.

WITNESS the due execution hereof as of the day and year first above written.

BANK:	COMPANY:

COMERICA BANK	MANITEX LIFTKING, ULC

By: James Q. Goudie	By: David H. Gransee

Its: VP & AGM	Its: VP & CFO

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